Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 22, 2010—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2010.

Net income for the three months ended March 31, 2010 increased to $1.976 million, or $0.41 per share-basic and diluted, from $1.859 million, or $0.38 per share-basic and diluted for the same quarter in 2009. Net interest income for the first quarter of 2010, after the provision for loan losses for the quarter, was $6.940 million, approximately 7.8% higher than the same period in 2009, due to a decrease in the amount of interest expense partially offset by an increase in the provision for loan losses. The provision for loan losses for the three months ended March 31, 2010 was $625 thousand compared to $316 thousand for the same period in 2009. The increase in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. The net interest margin increased to 4.18% in the first quarter of 2010 from 4.09% in the same period in 2009 primarily because of the decrease in yields on earning assets was less than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the first quarter of 2010 by approximately $61 thousand, or 3.9%, while non-interest expenses increased $399 thousand, or 7.1%, compared to the same period in 2009. The increase in non-interest income was due primarily to an increase in fees received on deposits and other service charges and fees. Non-interest expense increased mainly due to a $155 thousand increase in FDIC premiums paid in 2010, and an increase in salaries and benefits in the amount of $257 thousand.

Total assets as of March 31, 2010 increased by $9.140 million, or 1.1%, when compared to December 31, 2009. Deposits increased by $5.473 million, or 1.0%, over the same period in 2010. Loans, net of unearned income, during this period decreased by $702 thousand, or 0.2%, due to decreasing loan demand. Non-performing assets increased by $122 thousand to $14.436 million at March 31, 2010 compared to December 31, 2009 because of an increase in non-accrual loans and loans 90 days or more past due and still accruing interest offset by a decrease in other real estate.

During the first quarter of 2010, the Company paid dividends totaling $0.21 per share. This represents an increase of 5.0% over the dividends paid in 2009.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-three banking locations in ten counties in East Central and South Mississippi and has a Loan Production Office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ending March 31,
	2010	2009

Interest income and fees	$9,875	$9,983
Interest expense	2,310	3,232

Net interest income	7,565	6,751

Provision for loan losses	625	316

Net interest income after provision for loan losses	6,940	6,435

Non-interest income	1,623	1,562
Non-interest expense	6,023	5,624

Net income before taxes	2,540	2,373
Income taxes	564	514

Net income	$1,976	$1,859

Earnings per share - basic	$0.41	$0.38

Earnings per share - diluted	$0.41	$0.38

Average shares outstanding-basic	4,831,879	4,851,339

Average shares outstanding-diluted	4,870,057	4,887,477

	As of March 31, 2010	As of December 31, 2009
Balance Sheet Data:
Total assets	$849,144	$840,004
Total earning assets	769,487	764,780
Loans, net of unearned income	446,519	447,221
Allowance for loan losses	5,727	5,526
Total deposits	575,276	569,803
Long-term borrowings	86,922	74,947
Shareholders’ equity	77,379	74,597
Book value per share	$15.99	$15.42
Dividends paid per share	$0.21	$0.81

Average Balance Sheet Data:
Total assets	$840,442	$806,213
Total earning assets	762,841	732,968
Loans, net of unearned income	451,525	441,841
Total deposits	562,415	559,036
Long-term borrowings	85,205	79,774
Shareholders’ equity	76,322	74,330

Non-performing assets:
Non-accrual loans	10,217	9,794
Loans 90+ days past due	1,498	1,291
Other real estate owned	2,721	3,229

Net charge-offs as a percentage of average net loans	0.09%	0.45%

Performance Ratios:
Return on average assets	0.94%	0.88%
Return on average equity	10.35%	9.58%

Net interest margin (tax equivalent)	4.18%	4.20%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com